                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of December 15th, 1999, by and between SCP COMMUNICATIONS, INC., a Delaware corporation (the "Buyer"), and PREMIER RESEARCH WORLDWIDE, LTD., a Delaware corporation (the "Seller"). Capitalized terms shall have the meanings ascribed to them in Section 12 of this Agreement and all references herein to Sections shall, unless otherwise indicated, be references to Sections of this Agreement.

         WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller certain of the assets, subject to certain liabilities as provided in this Agreement, of the Seller's trials management and clinical data management operations of its Contract Research Organization (the "Division"), upon the terms and subject to the conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and sufficient consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Purchase and Sale.

                  Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 3 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, the following assets of the Division (all of which assets are herein referred to collectively as the "Acquired Assets"):

                  (a) Seller's rights to the name and associated trademarks "Premier Research Worldwide" and "Premier Research" (the "Marks"); provided that the Buyer grants the Seller a royalty-free license to use the Marks as its legal corporate name and to differentiate itself from the Buyer as indicated below, until such time as the Seller's Certificate of Incorporation is amended to change its name to one not including the word "Premier". The Seller covenants to use its best efforts to obtain approval of such amendment at its next annual meeting of shareholders, which it covenants to hold as early as practicable in the year 2000. Pending such time (and for a reasonable transition period thereafter not to exceed thirty (30) days), both parties covenant to take such action as may be necessary to avoid confusion between the Seller and the business of the Division hereby purchased by the Buyer, including for example by the Seller identifying its business as "'A' of Premier Research Worldwide, Ltd." [where A refers to a name not including the word Premier] and the Buyer identifying its business as "Premier Research of SCP."


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



                  (b) The plants, fixtures, leasehold improvements, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property, described on Schedule 1(b) hereto, with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing (the "Equipment");

                  (c) All of the Seller's title to, interest in and rights under the leases of personal property described on Schedule 1(c) hereto (the "Personal Property Leases");

                  (d) All of the Division's trade receivables, whether billed or unbilled on the Closing Date, prepaid expenses and, to the extent assignable, rights under the purchase orders, contracts and agreements described on Schedule 1(d) hereto and under all other contracts, commitments and agreements of the Division entered into in the ordinary course of business of the Division after the date hereof and prior to the Closing and which are expressly accepted by the Buyer at the Closing and listed on an amended Schedule 1(d) (the contracts and agreements referred to in this paragraph (d) being referred to collectively as the "Other Contracts");

                  (e) To the extent assignable, all of the Seller's rights under the licenses and permits described on Schedule 1(e) hereto (the "Permits");

                  (f) The Division's customer list, its documentation pertaining to current and past clinical studies in whatever form recorded, and the licenses of software (the "Software Licenses") listed on Schedule 1(f) hereto; and

                  (g) The goodwill of the Division.

The Acquired Assets exclude any assets not specifically described above and specifically exclude Seller's proprietary software.

         2.       Assumption of Certain Obligations.

                  At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, the following liabilities and obligations of the Seller relating to the Division (collectively, the "Assumed Obligations"): (a) those obligations of the Seller which accrue after the Closing and which relate to events which transpire subsequent to the Closing under (i) Software Licenses and Personal Property Leases and (ii) the Other Contracts; (b) current liabilities of the Division at Closing, to include accounts payable, accrued expenses, and deferred revenue of the Division (collectively, the "Current Liabilities"); and (c) all liability of the Seller for accrued bonus, vacation, commissions and sick pay and severance relating to the Retained Employees but only to the extent set forth on Schedule 2 hereto. Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of the Seller other than as specifically set forth in this Section 2. Without limiting the foregoing, it is specifically agreed that the Buyer shall have no liability for (a) payroll, payroll Taxes and other withholding obligations through the Closing Date, or (b)

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any Taxes relating to the Seller, the Division or the Acquired Assets which accrue (whether or not due) prior to the Closing or any liability for the unpaid Taxes of any person under Reg. ss.1.502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise.

         3.       Closing.

                  3.1 Time and Place. The closing of the sale and purchase of the Acquired Assets (the "Closing") shall be held at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York, at 10:00 A.M. on or before December 31, 1999, or at such other place or time as the Buyer and the Seller may agree, it being understood and agreed that time is of the essence of this Agreement. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date", provided that in the event that the Closing occurs prior to midnight, December 31, 1999, the Closing shall be deemed to be effective as of midnight, December 31, 1999 and the Closing Date shall be deemed to be December 31, 1999.

                  3.2 Transactions at Closing. At the Closing, in addition to any other instruments or documents referred to herein: (a) the Seller shall duly execute and deliver to the Buyer or its nominee or nominees such bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer may reasonably request, and as may be necessary to vest in the Buyer good record and marketable title to all of the Acquired Assets, in each case subject to no Liens, and (b) the Buyer shall deliver, as the aggregate purchase price for the Acquired Assets (the "Purchase Price") the following: (i) to Seller, cash in the amount of $1,000,000 and (ii) a promissory note in form and substance satisfactory to Buyer and Seller, payable to the order of Seller, in a principal amount of $8,000,000, which shall bear interest at a rate of 7-1/2% per annum, and be payable as to principal and interest on January 31, 2000; (iii) to a bank mutually selected by the Buyer and the Seller, as Escrow Agent, to be held in two escrow accounts and distributed as provided in the Escrow Agreements attached hereto as, respectively, Exhibit A and Exhibit B (the "Escrow Agreements"), two promissory notes, both in form and substance satisfactory to Buyer and Seller, both in the amount of $3,000,000, payable to the order of the Escrow Agent and bearing interest at the rate of 7-1/2% per annum; the first such note shall be payable as to principal and interest on January 31, 2000 and the second such note shall be payable on December 31, 2000, with interest to be paid to Seller and principal to Escrow Agent. The three foregoing notes are herein referred to as the "Notes". The Notes will not be subject to offset. Buyer and Seller agree to allocate the Purchase Price among the Acquired Assets in accordance with the provisions of
Section 1060 of the Internal Revenue code of 1986, as amended, and the regulations issued thereunder. Such allocation shall be set forth on Schedule
3.2 hereto which shall be agreed to by the Buyer and the Seller no later than January 31, 2000. If the parties are unable to agree upon such allocation by January 31, 2000, either party may request KPMG Peat Marwick to make such determination no later than February 15, 2000, which determination shall be final and binding. The fees and expenses of KPMG Peat Marwick shall be paid one-half by the Seller and one-half by the Buyer. Seller and Buyer agree that each will report this transaction in accordance with Schedule 3.2 hereto or the determination of KPMG Peat Marwick, as the case may be. In addition to the Purchase Price, Seller shall also have the right, subject to the provisions of Section 3.4, to receive the contingent earn-out specified in Section 3.4 below.

                  3.3      [RESERVED]

                  3.4      Contingent Earn-Out.

                           As soon as practicable after December 31, 2000, the
Buyer shall pay to the Seller an additional payment of $3,000,000, reduced by $.50 for each $1.00 by which revenues recognized from current backlog, current proposed contracts and identified opportunities listed on Schedules 3.4(a), (b) and (c), respectively, are less than $18,300,000 for calendar year 2000. Such payment shall be accompanied by a report in reasonable detail setting forth the calculation of the amount due. Seller and its auditors shall have the right, at Seller's expense, to audit Buyer's books and records to confirm the amount payable hereunder.

                  3.5      Sublease of Leased Real Property.

                           At the Closing, the Seller shall sublet, pursuant to
a sublease in form and substance reasonably acceptable to the Buyer and the Seller (the "Sublease"), to the Buyer approximately sixty-six percent (66%) of the square footage of the premises (the "Leased Real Property") currently occupied by the Seller at 30 South 17th Street, Philadelphia, Pennsylvania pursuant to the lease more fully described on Schedule 3.5 (the "Real Estate Lease").

         4. Conduct of Business Pending Closing. The Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

                  4.1 Full Access. The Seller shall afford to the Buyer and its authorized representatives full access during normal business hours to all properties, books, records, customers, contracts, backlog contracts and documents of, or pertaining to the business of, the Division and a full opportunity to make such investigations as they shall desire to make of the Division or with respect to the Acquired Assets and the Assumed Obligations, and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Division and with respect to the Acquired Assets and the Assumed Obligations as the Buyer may reasonably request.

                  4.2 Operation in Regular Course. The Seller shall maintain its owned and leased properties relating to the Division in good operating condition and repair, shall make all necessary renewals, additions and replacements thereto, and shall carry on the Division's business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, marketing, contracting, management, accounting or operation. Without in any way limiting the foregoing, the Seller shall not take any action (or omit to take any action) that would cause any representation or warranty relating to the Seller contained in this Agreement to be untrue or incomplete in any material respect at any time prior to or as of the Closing.

                  4.3 No General Increases. Unless agreed to by Buyer, the Seller shall not (a) grant any general or uniform increase in the rates of pay of employees of the Division, (b) grant any general or uniform increase in the benefits under any bonus, profit sharing or pension plan or under any other benefit plan, program or arrangement or other contract or commitment made to, for or with, or for the benefit of any officers, employees, agents or independent contractors of the Division, (c) increase the compensation payable or to become payable to officers, employees, agents or independent contractors of the Division, or (d) increase, establish or adopt any bonus, insurance, pension, profit sharing or other benefit plan, payment or arrangement made to, for or with, or for the benefit of any officers, employees, agents or independent contractors of the Division.

                  4.4 Contracts and Commitments. The Seller shall not enter into or amend any contract or commitment relating to the Division not in the usual and ordinary course of business and consistent with its normal business practices.

                  4.5 Sale of Capital Assets. The Seller shall not sell or otherwise dispose of any capital asset of the Division with a market value in excess of $2,500, or of capital assets of market value aggregating with respect to the Division taken as a whole in excess of $10,000, without the prior written consent of the Buyer, and in no event shall the Seller sell or otherwise dispose of any capital asset of the Division other than in the ordinary course of business for like businesses.

                  4.6 Insurance. The Seller shall maintain its existing insurance coverage.

                  4.7 Preservation of Organization. The Seller shall use its best efforts to preserve the Seller's business organization intact, to keep available to the Buyer the present key officers and employees of the Division and to preserve for the Buyer the present relationships with suppliers and customers and others having business relations with the Division.

                  4.8 No Default. The Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of the Seller relating to the Division.

                  4.9 Compliance with Laws. The Seller shall duly comply with all Applicable Laws.

                  4.10 Advice of Change. The Seller shall promptly advise the Buyer in writing of any adverse change in the business, condition, operations, prospects or assets of the Division, which could reasonably be expected to have a Materially Adverse Effect.

                  4.11 Consents of Third Parties. The Seller and Buyer shall use their respective best efforts to secure consents for the Sublease and for the assignment of any other contracts which by their terms require consent in connection with the consummation of the transactions contemplated by this Agreement; however, Seller's inability to secure such consents shall not prevent the Closing; provided, that if the Buyer determines that the failure to obtain such consent may have a Materially Adverse Effect, and the Buyer determines that there is a reasonable risk that such consent will not be obtained, the Buyer shall not be required to close. In the event Seller is unable to secure any such consent, Buyer shall have the right to set-off against amounts due to the Seller under Section 3.4, or deduct from escrow any amounts escrowed pursuant to
Section 3.2, any damage that Buyer incurs as a direct result of the absence of such consent without regard to whether the $100,000 deductible set forth in
Section 9 has been met.

                  4.12 Satisfaction of Conditions Precedent. The Seller and Buyer shall each use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement which are its responsibility.

                  4.13 Standstill. Neither the Seller nor any of its Affiliates shall, directly or indirectly, solicit, encourage or initiate any discussions with, or negotiate or otherwise deal with, or provide information to, any Person other than the Buyer concerning any merger, sale of a majority of the capital stock of the Seller, or any of the assets and properties of the Division or its business or any similar transaction involving or respecting the Seller unless in the case of an unsolicited proposed merger or stock sale the Seller's Board of Directors determines in good faith that such action is necessary for the Board to act in a manner consistent with its fiduciary duties under applicable law; provided, that if the Board determines that its fiduciary duties require it to accept any such proposal, the Seller shall, upon such acceptance, pay the Buyer a break-up fee of $1,500,000. The Seller shall immediately notify the Buyer in writing if any other Person proposes, discusses or otherwise raises or suggests (orally or in writing) any of the transactions discussed in the preceding sentence.

                  4.14 Disclosure Supplements. From time to time prior to the Closing, and in any event immediately prior to the Closing, the Seller shall advise the Buyer in writing of any matter hereafter arising or becoming known to it or any of its Affiliates that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in one or more of the Schedules to this Agreement or that is necessary to correct any information in any such Schedules that is or has become inaccurate. No such disclosure shall affect the Seller's liability for breaches of representations and warranties made on the date hereof.

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     5. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except as otherwise expressly provided herein) as follows:

                  5.1 Incorporation; Authority; Corporate Approval; Binding Effect. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Seller has delivered to the Buyer complete and correct copies of its Certificate of Incorporation and By-Laws and all amendments thereto. The Seller has obtained all necessary authorizations and approvals from its Board of Directors and shareholders, if any, required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. Except for any required consents under the contracts assigned hereunder, the execution, delivery and performance by the Seller of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Seller with the terms hereof will not violate, conflict with, cause an event of default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of the Division under, or result in the creation or imposition of a Lien on any Acquired Asset under any agreement, instrument, license, franchise, judgment, order, law, rule or regulation by which the Seller or the Division is bound or to which the Acquired Asset is subject.

                  5.2 Qualification. The Seller is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary or appropriate, except where the failure to be so qualified would not have a Materially Adverse Effect. All such jurisdictions are listed on Schedule 5.2 hereto.

                  5.3 Financial Statements. As of the date hereof, the Seller has furnished to the Buyer copies of the unaudited internally prepared balance sheets of the Division as of September 30 for each of 1998 and 1999, and the related statements of income and changes in financial position of the Division for the nine months ended on September 30, 1998 and 1999, certified, in each case, by the chief financial officer of the Seller. As of the Closing Date, the Buyer shall have received copies of the unaudited internally prepared balance sheet of the Division as of November 30, 1999 and the related statement, of income and changes in financial position of the Division for the eleven months then ended (and any supporting schedules reasonably requested by the Buyer), the unaudited internally prepared balance sheet of the Division as of the Closing Date, and the related statements of income and changes in financial position of the Division for the period commencing on January 1, 1999 ended on such date, as estimated in good faith and certified by the chief financial officer of the Seller. Each of such financial statements has been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied (except for the absence of footnotes and except that they are subject to normal immaterial year-end adjustments) and is true and correct in all material

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respects; each of such balance sheets accurately presents in all material respects the financial condition of the Division as of its respective date; and each of such statements of income and changes in financial position accurately presents in all material respects the results of operations and changes in financial position for the period covered thereby.

                  5.4 Absence of Certain Changes. Except as set forth on
Schedule 5.4 hereto, since September 30, 1999, there has not been: (a) any change in the assets, liabilities, sales, income or business of the Division or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and would not have a Materially Adverse Effect; (b) any acquisition or disposition by the Division of any material asset or property; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of the Division; (d) any change in the officers, directors or key employees of the Division; (e) any increase in the compensation, pension or other benefits payable or to become payable by the Division to any of its officers or employees, or any bonus payments or arrangements made to or with any of them except in the ordinary course of business consistent with past practices; (f) any forgiveness or cancellation of any debt or claim by the Seller or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (g) any entry by the Division into any transaction other than in the ordinary course of business; (h) any incurrence by the Division of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (i) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Division; (j) any discharge or satisfaction by the Seller of any lien or encumbrance or payment by the Seller of any obligation or liability (fixed or contingent) other than (i) current liabilities included in the Division's balance sheet as of September 30, 1999 and (ii) current liabilities incurred since September 30, 1999 in the ordinary course of business; (k) any change in the financial or tax accounting principles, practices, or methods of the Seller; or (l) any agreement, understanding, or commitment by or on behalf of the Seller, whether in writing or otherwise, to do or permit any of the things referred to in this Section 5.4.

                  5.5 Title to Property, Leases, Etc. (a) Title to Properties; Condition of Personal Properties. The Seller has (i) good and marketable title, free and clear of all Liens other than Permitted Liens and Liens, if any, which will be fully discharged prior to Closing, to, and has full right to sell, convey, transfer, assign and deliver, all of the Acquired Assets (excluding any assets and properties sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet) and will have good and marketable title, free and clear of all Liens, to, and, subject to Section 4.11, will have full right to sell, convey, transfer, assign and deliver, all of the Acquired Assets free and clear of all Liens as of the Closing Date, and (ii) full right to hold and use the Acquired Assets. Upon the Closing, the Buyer will receive good and marketable title to the Acquired Assets, free and clear of all Liens other than Permitted Liens. All of the Acquired Assets are in good condition and repair, reasonable wear and tear

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excepted, and are sufficiently operable to carry on the Division's businesses as presently conducted. All of the Division's data records and research materials are and at the Closing will be maintained in such detail and condition and at such levels of quality as are customary for a business of the type of the Seller's.

                           (b) Real Property. The Seller does not own, have any
option to acquire or, except as contemplated by the following sentence, have any other interest in any real property. The Leased Real Property constitutes all of the real properties leased as lessee by the Seller.

                                (i) No Required Consents, Permits, Etc. The
Seller is not aware of any outstanding notices, suits, orders, decrees, or judgments or required consents or permits that have not been obtained relating to zoning, building use and occupancy, fire, health, sanitation, or other violations affecting, against, or with respect to the Leased Real Property or any part thereof.

                                (ii) Insurance. The Seller has not received any
notices from any insurer or its agent requiring performance of any work with respect to any of the Leased Real Property or canceling or threatening to cancel any policy of insurance.

                                (iii) Taxes; Special Assessments. There are no
unpaid or outstanding real estate or other taxes or assessments on or with respect to any of the Leased Real Property or any part thereof (except only real estate taxes not yet due and payable) for which Seller is responsible and all Philadelphia payroll taxes have been paid through December 31, 1999.

                                (iv) Eminent Domain. Seller is not aware of any
pending or threatened eminent domain proceedings against any of the Leased Real Property or any part thereof.

                                (v) Construction Work. Except as otherwise
disclosed on Schedule 5.5(b) hereto, all contractors, subcontractors and other persons or entities furnishing work, labor, materials, or supplies for construction of or additions to any of the Leased Real Property, for which Seller is responsible, or for tenant improvements, have been paid in full or provided for in a manner satisfactory to the Buyer, and to the best of the Seller's knowledge, there are no claims against the Seller or any of the Leased Real Property in connection therewith.

                           (c) Leases of Real or Personal Property. Schedules
3.5 and 1(c) hereto sets forth a complete list of all leases of real or personal property, respectively, under which the Seller is lessor or lessee relating to the Division, other than personal property leases calling for an annual rent of less than $1,000 or total remaining rental payments of less than $1,000. Each such lease is valid and subsisting and in full force and effect, and no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a

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default thereunder by the Seller or, to the best of the Seller's knowledge, the other party thereto. The Seller's leasehold interests are subject to no Lien, and the Seller is in quiet possession of the properties covered by such leases. Except as indicated on the Schedules attached hereto, none of such leases contains any term or condition under which any of the transactions contemplated hereby would constitute a default, or would terminate, accelerate, vest, or otherwise modify any rights or obligations of the Seller or any other party thereto, or would permit cancellation or termination by any other party of any such lease, license, or agreement, or which restricts the Seller's right to remove at the end of the applicable lease term any machinery, equipment, or leasehold improvements.

                  5.6 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Division's balance sheet as of September 30, 1999 or incurred in the ordinary course of business after that date or described in any Schedule hereto, the Seller has no liabilities or obligations of any nature relating to the Division, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including, without limitation, any liabilities for Taxes due or to become due.

                  5.7 Tax Returns. The Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all Applicable Laws, and all Taxes shown to be due thereon have been paid. All Taxes due and payable by the Seller have been paid or properly accrued, and the Seller shall not be liable for any additional Taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve therefor, if any, reflected in Seller's consolidated financial statements included in its Report on Form 10-Q for the period ended September 30, 1999.

                  5.8 Litigation, Etc., Permits. Except as set forth on Schedule
5.8 hereto, no action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body or other person) is currently pending or was pending at any time after January 1, 1995, to the best knowledge of the Seller, threatened against the Seller. The Permits constitute all governmental licenses, permits, approvals, franchises, registrations and other authorizations of any Governmental Authority which are required to conduct the business of the Division as such business is presently being conducted. All of the Permits are in full force and effect, except where the failure to be in full force and effect would not result in a Materially Adverse Effect, and no proceeding is pending or, to the knowledge of the Seller, threatened seeking the revocation or limitation of any such Permit.

                  5.9      Safety and Zoning; Environmental Matters.

                           (a) Neither the plants, offices or properties in or
on which the Seller carries on the Division's business nor the activities carried on therein are in violation of any zoning, health, environmental or safety law or regulation, including, without limitation, the Occupational Safety and Health Act of 1970, as amended.

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                           (b) Neither the Seller nor, to the best of Seller's
knowledge, any operator of its properties is, or has been, in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any other federl or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws").

                           (c) The Seller has not received notice from any third
party, including without limitation any federal, state or local governmental authority, (A) that the Seller or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site or a facility;
(B) that any hazardous waste, pollutant or contaminant, toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws, any substance regulated under the Emergency Planning and Community Right to Know Act (including, without limitation, any extremely hazardous substances listed at 40 C.F.R. Part 355 and any toxic chemical listed at 40 C.F.R. Part 372), any material subject to regulation by the Nuclear Regulatory Commission, and any other material, gas, petroleum or any fraction thereof, or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, medical waste, methane gas, volatile hydrocarbon, industrial solvent and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of, any of the Leased Real Properties (or any other location used by the Seller or any of its employees, consultants or agents), or constitute a health, safety or environmental risk to any person exposed thereto or in contact therewith (collectively, "Hazardous Substances") which any one of them has generated, handled, stored, transported or disposed of has been found at any facility or site at which a federal, state or local agency or other third party has conducted or has ordered that the Seller or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that any of them is or shall be a named party to any claim, action, cause of action, complaint or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever (contingent or otherwise) in connection with the release of Hazardous Substances.

                           (d) Except as set forth on Schedule 5.9 hereto: (A)
no portion of the Division's property has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and Seller is not aware of any underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by the Seller, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) to Seller's knowledge, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Seller; (D) to the Seller's knowledge there have been no releases on, upon, from or into any real property in the vicinity of the real properties of the Seller which, through soil or groundwater contamination, may have come to be located on; and (E) in addition, any Hazardous Substances that have been generated on the properties of the Seller relating to the Division have been transported offsite only by carriers having an identification number issued by the EPA or by such state or local authority having jurisdiction over such activities and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws.

                           (e) None of the properties of the Seller relating to
the Division are or shall be subject to any Environmental laws, applicable environmental clean up responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

                  5.10 Labor Relations. The Seller is and has at all times been in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not and has not at any time engaged in any unfair labor practice and is not liable for any arrearages of wages or any penalties for any past failures to comply with any of the foregoing laws. There is no charge pending or, to the best knowledge of the Seller, threatened against the Seller alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or threatened against or involving the Seller. No representation question exists respecting any of the employees of the Seller. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Seller and no claim therefor has been asserted. Except for employees covered by the collective bargaining agreements listed on Schedule 5.10 hereto, none of the employees of the Seller is unionized or covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Seller. Except as fully described on Schedule 5.10 hereto, the Seller has not experienced any work stoppage or other material labor difficulty during the last five years. Except as fully described on Schedule 5.10 hereto, all individuals working for the Division are engaged as employees and not as independent contractors.

                  5.11     Contracts.

                           (a) Except as specifically set forth in Schedule
5.11(a) hereto, the Seller is not a party or subject to, whether oral or written, any of the following relating to the business of the Division:

                                (i) any contracts, commitments or agreements,
which have a term in excess of one year or call for payments exceeding $25,000 in the aggregate or the consummation or performance of which would, either individually or in the aggregate, have a Materially Adverse Effect;

                                (ii) any contract or commitment relating to the
Division that is outside of the normal, ordinary and usual requirements of its business;

                                (iii) any employment contract or arrangement
relating to the Division which is not terminable by the Seller within fourteen
(14) days without payment of any amount for any reason whatsoever, or for any continuing payment of any type or nature, including, without limitation, any bonuses and vested commissions;

                                (iv) any plan, guideline or other arrangement
providing for life insurance, disability insurance, medical insurance, dental insurance, pensions, stock rights, distributions, options, deferred compensation, retirement payments, profit sharing, medical reimbursements or other benefits for officers or other employees;

                                (v) any contract, agreement, understanding or
arrangement restricting it from carrying on its business anywhere in the world;

                                (vi) any instrument or arrangement evidencing or
related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase, or otherwise;

                                (vii) any contract with any labor organization;

                                (viii) any policy of life, fire, liability,
medical or other form of insurance;

                                (ix) any order, decree or written approval of
any federal, state or local court or regulatory agency that is required to conduct, or is related to, its business;

                                (x) any contract or commitment which requires
services to be provided or performed by the Seller or which authorizes others to perform services for, through or on behalf of the Seller and which is not cancelable by Seller without penalty;

                                (xi) any contract or commitment providing for
payments based in any manner upon the sales, purchases, receipts, income or profits of the Seller; or

                                (xii) any contract for which the total of the
cost to complete the agreed-upon services plus the Seller's customary profit margin, exceeds the payments that remain due under such contract.

                           (b) There are no Government Contracts except as
listed on Schedule 5.11.

                           (c) All of the contracts listed on Schedules 5.11(a)
and elsewhere referred to in this Agreement are in full force and effect, and the Seller is not in default under any of them, nor to its knowledge is any other party to any such contract in default thereunder.

                           (d) The Seller has caused to be delivered to the
Buyer true, correct and complete copies of all contracts, together with all modifications and supplements thereto.

                  5.12     Employee Benefit Plans.

                           (a) Except as set forth on Schedule 5.12 hereto, the
Seller does not maintain, have any obligation to make contributions to or have any liability with respect to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus, stock purchase, restricted stock, deferred compensation, bonus, welfare or other benefit plan, program or arrangement (a "Non-ERISA Plan"). The Seller has heretofore delivered to the Buyer true, correct and complete copies of each ERISA plan and each Non-ERISA Plan. All ERISA Plans and Non-ERISA Plans comply both in form and in operation in all material respects with all federal, state and local laws applicable to such plans, and with the terms and conditions of the respective plan documents. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service within the five (5) year period preceding the date hereof, and the Seller is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the Seller's knowledge, threatened litigation or governmental audit, examination or investigation relating to any ERISA Plan or Non-ERISA Plan.

                           (b) The Seller has not engaged in any transaction in
connection with which it could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code, or any tax or penalty under any federal, state or local laws applicable to any Non-ERISA Plan. Except as otherwise noted in Schedule 5.12 hereto, no ERISA Plan or Non-ERISA Plan or any trust created under any ERISA Plan or Non- ERISA Plan has been terminated during the six (6) year period preceding the Closing Date, and any termination so noted in Schedule 5.12 hereto was accomplished in accordance with applicable federal, state and local law. No liability to the United States Pension Benefit Guaranty Corporation ("PBGC"), or to any multi-employer pension plan within the meaning of Section 3(37) of ERISA, or to any other governmental authority, pension or retirement board, or other agency, or to any other person under any federal, state or local law, has been or is expected to be incurred by the Seller or any entity that is or was at any time treated as a single employer with the Seller within the meaning of Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") with respect to any ERISA Plan or Non-ERISA Plan, or any ongoing, frozen or terminated benefit plan ever maintained or contributed to by an ERISA Affiliate (an "ERISA Affiliate Plan"). There has been no "reportable event" within the meaning of Section 4043(c) of ERISA with respect to any ERISA Plan or ERISA Affiliate Plan, and no event or condition has occurred or is expected to occur that presents a material risk of termination of any ERISA Plan or ERISA Affiliate Plan by the PBGC.

                           (c) Full payment has been made of all amounts that
the Seller is required under the terms of each ERISA Plan and Non-ERISA Plan, or pursuant to applicable federal, state or local law, to have paid as contributions or premiums to such ERISA Plan or Non-ERISA Plan as of the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any ERISA Plan. There are no unfunded benefit liabilities, within the meaning of Section 4001 of ERISA, under any of the ERISA Plans of the Seller as of the last day of the most recent plan year of each such plan. Neither the Seller nor any ERISA Affiliate has provided, or is required to provide, security to, and there are no circumstances requiring, or which can be expected to require, the imposition of a lien on the assets of the Seller with respect to, any ERISA Plan, Non-ERISA Plan or ERISA Affiliate Plan pursuant to ERISA or the Code. The Seller has no obligations under any ERISA Plan or Non-ERISA Plan to provide benefits, including death or medical benefits, with respect to employees or independent contractors (or their spouses, beneficiaries or dependents) of the Seller beyond the retirement or other termination of service of any such employee or independent contractor other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

                  5.13 Information Technology; Data. All Software that is licensed to the Seller pursuant to the Software Licenses has been licensed pursuant to valid license agreements and all royalties, license or other fees due and payable thereunder have been paid or adequate provision therefor has been made and accrued on the books of the Seller. Except as set forth on
Schedule 5.13, the Division has, and upon the Closing the Buyer will have, the unrestricted right to use all software associated with the Division's databases subject to the limitations of the license from the Seller to the Buyer referred to in Section 7.9 hereof (the "DLB License"). All of the hardware, software and firmware used in connection with the business of the Division is and will be able to accurately process date data (including without limitation calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and thereafter including leap year transactions. Except as set forth on Schedule 5.13, the Division has, and upon the Closing, the Buyer will have, the unrestricted right to use all of the data which comprises all of its databases, including data taken directly from any and all external sources as well as derived data subject to the limitations of the DLB License.

                  5.14 Accounts Receivable. Except as specifically set forth in
Schedule 5.14 hereto, all accounts and notes receivable, whether billed or unbilled on the Closing Date, relating to the Division reflected on the Division's balance sheet as of September 30, 1999, and all accounts and notes receivable, whether billed or unbilled on the Closing Date, relating to the Division arising subsequent to such date, have arisen in the ordinary course of business, represent valid obligations to the Seller and, subject only to consistently recorded reserves for bad debts, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms. The reserves for bad debts reflected on the Division's balance sheet as of September 30, 1999 attributable to such accounts receivable are adequate to cover the uncollectible portion of such accounts receivable and since September 30, 1999 there has occurred no event or circumstance which would require any increase in such reserves.

                  5.15 Insurance. Schedule 5.15 hereto lists all policies of theft, fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Seller with respect to the Division. All such policies are in full force and effect; are sufficient for compliance by the Seller with all requirements of law and of all agreements to which the Seller is a party; are valid, outstanding and enforceable policies and provide that they will remain in full force and effect through the Closing Date; and, prior to the Closing Date, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  5.16 Governmental Consent, Non-Contravention, Etc. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of the Seller, is required in connection with the sale or delivery of the Acquired Assets pursuant to this Agreement or the consummation of any other transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (a) any provision of the charter or by-laws of the Seller or (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to the Seller.

                  5.17 Suppliers and Customers. Schedule 5.17 hereto sets forth the ten (10) largest suppliers and ten (10) largest customers of the Division as of the date hereof. The relationships of the Seller with the Division's suppliers and customers are good commercial working relationships and, except as set forth on Schedule 5.17, no supplier or customer of material importance to the Division has made a material complaint to or claims against the Seller, canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Seller or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Division or its usage or purchase of the services or products of the Division except for normal cyclical changes related to customers' businesses. To the best knowledge of the Seller, no such supplier or customer of the Division intends to cancel or otherwise substantially modify its relationship with the Seller or to decrease materially or limit its services, supplies or materials to it, or its usage or purchase of its services or products.

                  5.18 Compensation of and Contracts with Employees. Schedule
5.18 contains a true, correct and complete list of the name of each individual who is employed by the

Division on the date hereof along with his or her current job title, base compensation, eligibility for bonus compensation or any other compensation, date of hire, last date and amount of increase in compensation, any employee benefit which is not generally available to employees of the Division and employment address. Schedule 5.18 contains a true, correct and complete list of persons currently rendering services to the Division, or who have rendered services to the Division since January 1, 1998 for which the Division is obligated to issue a Form 1099, as consultants or independent contractors, along with information regarding compensation and reimbursement levels for each such person during all such periods, and each such person who was classified as a consultant or an independent contractor was properly so classified under applicable laws and regulations and no federal, state or local taxes should have been withheld from any payment made to any such person which were not withheld.

                  5.19 Minute Books. The minute books of the Seller made available to the Buyer for inspection accurately record therein all actions taken by the Seller's Board of Directors and shareholders.

                  5.20 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of the Seller in connection with the negotiation or consummation of the transactions contemplated hereby.

                  5.21 Compliance with Other Instruments, Laws, Etc. The Seller, with respect to the conduct of the business of the Division, has complied with, and is in compliance with, (a) Applicable Laws, (b) all unwaived material terms and provisions of all material contracts, agreements and indentures to which the Seller, with respect to the conduct of the business of the Division, is a party, or by which the Seller, with respect to the conduct of the business of the Division, or any of its properties is subject, and (c) its charter and by-laws, each as amended to date. Except as set forth in Schedule 5.21 hereto, the Seller has not, been charged with, or been under investigation with respect to any violation by the Seller of any provision of any Applicable Law. The Seller has and maintains and Schedule 5.21 hereto sets forth a complete and correct list of, all such licenses, permits and other authorizations from all such governmental authorities as are necessary or desirable for the conduct of the Division's business or in connection with the ownership or use of its properties, including, without limitation, those relating to Environmental Laws and FDA and other health care related matters, all of which except as expressly designated on Schedule 5.21 are in full force and effect, and true and complete copies of all of which have previously been delivered to the Buyer.

                  5.22     FDA Matters.

                           (a) Except as set forth in Schedule 5.22(a), the
Seller has not been and does not use the services of any Person who has been debarred, under 21 U.S.C. Sec. 335(a) or (b), in any capacity for conduct relating to the development or approval of any drug product.

                           (b) Except as set forth in Schedule 5.22(b), no
director, officer or, to Seller's knowledge, employee of the Seller has ever been convicted of a felony under any Applicable Law for conduct relating to the development, testing or approval of any drug product, new drug application ("NDA") or abbreviated new drug application.

                           (c) Except as set forth in Schedule 5.22(c), all
Institutional Review Board ("IRB") approvals of clinical trials applicable to the Seller have been consistently obtained and maintained, including for changes to a clinical trial protocol.

                           (d) Except as set forth in Schedule 5.22(d), the
Seller has not ever been involved in disputes with IRB's concerning the conduct of clinical investigations supervised or conducted by the Seller.

                           (e) Except as set forth in Schedule 5.22(e), all
clinical trials undertaken by the Seller have been conducted in full compliance with Applicable Laws, including, but not limited to, the requirements of FDA regulations 21 C.F.R. Part 312 and 21 C.F.R. Part 50.

                           (f) Except as set forth in Schedule 5.22(f), the
Seller has not received any deficiency letters from the FDA relating to investigational new drug applications, NDA's and/or product license applications or biologics license applications prepared on the basis of studies undertaken or supervised by the Seller.

                           (g) Except as set forth in Schedule 5.22(g), the
Seller has not ever had its clinical records audited by the FDA.

                           (h) Except as set forth in Schedule 5.22(h), the
Seller has not ever been the subject of a warning letter, or any type of correspondence in which FDA stated or suggested that the Seller violated laws or policies.

                           (i) Except as set forth in Schedule 5.22(i), no study
conducted or supervised by the Division has ever been, as the result of any deficiencies in the conduct, supervision or monitoring of such studies by the Division, (i) rejected by an FDA drug advisory review committee, or (ii) found to be insufficient by such FDA drug advisory review committee.

                           (j) Except as set forth in Schedule 5.22(j), the
Seller has not ever been investigated by the FDA, Department of Justice or other Governmental Authority for data fraud.

                  5.23 Certain Payments. Except as set forth on Schedule 5.23, neither the Seller nor any officer, to its knowledge, employee, agent or Affiliate of the Seller, has, directly or indirectly, offered, given or agreed to give any gift, rebate or similar benefit to any customer, supplier, governmental employee, official or candidate for government office or other Person which (a) would subject the Seller to any losses in any civil, criminal or governmental litigation or proceeding, or (b) if not continued in the future would have a Materially Adverse Effect.

                  5.24 WARN. The Seller has not implemented, and will not implement on or prior to the Closing Date, any mass lay-off, plant closing, or other covered employment loss within the meaning of the Worker Adjustment and Retraining Notification Act, 229 U.S.C. ss.ss. 2101-2109 ("WARN").

                  5.25 Sufficiency of Acquired Assets. The Acquired Assets comprise all of the assets which are necessary for the conduct of the business of the Division (it being understood that Seller is retaining title to various assets which heretofore have been commingled with Seller's other businesses, Seller confirming that the lack of such assets will not prevent conduct of the business of the Division as heretofore conducted.

                  5.26     Intellectual Property.

                           (a) Schedule 5.26 sets forth a true, correct and
complete list or description of all trademarks, trademark registrations, service marks, service mark registrations, trade names, company names, patents, design patents, copyright registrations and copyrights and pending applications therefor, in each case which are required for the business of the Division as currently being conducted (collectively, the "Intellectual Property Rights"). Except as disclosed on Schedule 5.26, the Seller is, and upon the Closing the Buyer will be, the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Lien) the Intellectual Property Rights described on Schedule 5.26 and with sole and exclusive rights, without being contractually obligated to pay any compensation to any third party in respect thereof, to the use thereof or the material covered thereby. Except as set forth on Schedule 5.26, the Seller has not granted any licenses or other rights to the Intellectual Property Rights to any other person and no other person has granted to the Seller any licenses or other rights to the Intellectual Property Rights. Each such license granted to the Seller is valid and binding on the Seller, and to the knowledge of the Seller, the other parties thereto, and the intellectual property used by the Division pursuant to such license will be available to the Buyer on terms and conditions after the Closing which are identical to the terms and conditions in force prior to the Closing. Except as set forth on Schedule 5.26, there are no interferences, oppositions, cancellations or other contested proceedings pending, or to the knowledge of the Seller threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any Governmental Entity, relating to any registration, grant, license or pending application with respect to any Intellectual Property Rights and the Seller has no knowledge of any facts that could reasonably be expected to give rise to any such interferences, oppositions, cancellations or other contested proceeding.

                           (b) Except as set forth on Schedule 5.26, (i) neither
the Seller nor the Division has sued or charged or been a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Intellectual Property Rights, (ii) to the knowledge of the

Seller, there are no other claims that the Seller or the Division is infringing any existing patent, trademark or copyright or any basis for any such claim, without regard to whether any such patent, trademark or copyright is ultimately found to be valid, (iii) to the knowledge of the Seller, there are no continuing infringements by any other person or persons of the Intellectual Property Rights and (iv) to the knowledge of the Seller, the use of the Intellectual Property Rights in connection with the business of the Division, as currently being conducted, does not infringe the patent, trademark, copyright or any other right of any third party.

                  5.27. Employee Benefit Matters. Except to the extent specifically set forth in Section 2 hereof, the Seller shall be solely responsible for the payment of all benefits to all Retained Employees (or their beneficiaries or dependents) under any benefit plan of the Seller; the Buyer shall not at any time assume any liability under the Seller's benefit plans for the benefits of any active or terminated participants (or their beneficiaries or dependents) under such plans; the Buyer shall have no obligation for the payment of any compensation to the Retained Employees with respect to any period prior to the Closing Date; the Seller shall retain sole responsibility for the payment of all medical, dental, health and disability claims incurred by a Retained Employee and/or his or her spouse or dependents at or prior to the Closing Date, and the Buyer shall not assume any liability with respect to such claims. The Seller shall be solely responsible for providing any Retained Employes whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs at or prior to the Closing Date (and such Retained Employee's "qualified beneficiaries," within the meaning of Section 4980B(g) of the Code) with the opportunity to elect continuation of group health coverage required by Section 4980B(f) of the Code under the terms of the health plan maintained by the Seller, and the Buyer shall not assume any liability or obligation with respect to such continuation coverage. The Seller agrees that it shall retain all liability and obligation for the payment of compensation or benefits (including, without limitation, the liability and obligation for all wages, salary, vacation pay, and unemployment, medical, dental, health and disability benefits) to or with respect to those former employees or independent contractors (or their beneficiaries, spouses or dependents) of the Division who retired or terminated service at or prior to the Closing Date or who otherwise do not become Retained Employees.

                  5.28 Disclosure. No representation or warranty by the Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

         6. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

                  6.1 Organization and Standing of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The

Buyer has full power and authority to execute and deliver this Agreement and the Notes and to consummate all transactions contemplated hereby under its Certificate of Incorporation and By- Laws and applicable laws.

                  6.2 Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the Notes and the consummation of the transactions contemplated hereby (other than any approvals required to be obtained by Buyer from its bank or other lending institution). This Agreement has been duly executed and delivered by the Buyer and constitutes, and the Notes when executed and delivered will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

                  6.3 Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and the Notes will not result in any violation of or be in conflict with its Certificate of Incorporation or By-Laws, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, or be in conflict with or constitute a default under any of the foregoing (except with respect to the approval of the Buyer's bank referred to in the preceding representation).

                  6.4 Government Consent, Etc. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of the Buyer is required in connection with the purchase of the Acquired Assets pursuant to this Agreement or the consummation of any other transaction contemplated hereby.

                  6.5 Brokers. The Buyer has not retained, utilized or been represented by any broker or finder, in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby for which the Seller has any payment responsibility.

                  6.6 Financial Condition. The Buyer has adequate financial resources to pay the principal and interest on the Notes when due.

         7. Conditions Precedent to Buyer's Obligations. The obligation of the Buyer to consummate the Closing is subject to fulfillment to its satisfaction prior to or at the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

                  7.1 Delivery of Bills of Sale, Etc. The Seller shall deliver to the Buyer or its nominee or nominees such bills of sale and other instruments referred to in Section 3.2 hereof with respect to the Acquired Assets as the Buyer may reasonably request, and as may be necessary to vest in the Buyer good record and marketable title to all of the Acquired Assets, in each case subject to no Liens. The Seller shall deliver to the Buyer the executed Sublease with all required consents thereto and all required consents under contracts constituting the Acquired Assets which the Seller is able to obtain after using its best efforts so to do.

                  7.2 Representations and Warranties. The representations and warranties made by the Seller in or pursuant to this Agreement and in any statement, certificate or other instrument delivered to the Buyer pursuant hereto or in connection with the transactions contemplated hereby shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing.

                  7.3 Compliance with Agreement. The Seller has performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing.

                  7.4 No Restraining Order. No restraining order or injunction shall prevent the transactions contemplated by this Agreement.

                  7.5 No Material Change. There shall not have been or threatened to be, any material damage to or material loss or destruction of any of the Acquired Assets (whether or not covered by insurance) or any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of the Division or imposition of any laws, rules or regulations that would have a Materially Adverse Effect.

                  7.6 Closing Certificate. The Seller shall have executed and delivered to the Buyer at and as of the Closing certificates, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions specified in each of Sections 7.2, 7.3 and 7.5 have been satisfied.

                  7.7 Opinion of Counsel. Archer & Greiner, P.C., counsel to the Seller, shall have delivered to the Buyer a written opinion addressed to the Buyer and dated the Closing Date, in form and substance reasonably acceptable to the Buyer covering the items set forth on Schedule 7.7 hereto.

                  7.8 Certified Copy of Certificate of Incorporation; Good Standing Certificates. The Buyer shall have received from the Seller a copy, certified by a duly authorized officer of the Seller to be true and complete on the Closing Date, of each of (a) its Certificate of Incorporation as in effect on the Closing Date and as certified as of a recent date by the secretary of state (or comparable authority) of the State of Delaware, and (b) its by-laws or other applicable governing documents, if any, as in effect on the Closing Date. Each of such documents shall be in full force and effect and in form and substance reasonably satisfactory to the Buyer. In addition, the Buyer shall have received with respect to the Seller certificates of corporate good standing and of foreign qualification dated as of recent date issued by the secretary of state (or comparable authority) of Delaware and each of the jurisdictions listed on Schedule 5.2 hereto.

                  7.9 DLB License. The Seller shall have granted to the Buyer a limited use royalty-free license, in form and substance reasonably satisfactory to Buyer and Seller, to use the

Seller's software together with any customary ancillary agreements for all projects in current backlog that require such software and current proposed contracts that require such software, all of which are listed on Schedule 7.9 hereto, and a maintenance license, in form and substance satisfactory to the Buyer, to support the use of the software for such current backlog and current proposed contracts.

                  7.10 Key Employees. The employees of the Seller listed on
Schedule 7.10 hereto shall have agreed to employment with the Buyer under the same employment contracts currently in force with the Seller. The Seller and the Buyer shall have entered into a mutually satisfactory agreement pursuant to which the part-time services of John Bauer will be made available to the Buyer through March 31, 2000.

                  7.11 Common Area Services Agreement. The Seller and the Buyer shall have entered into a services agreement pursuant to which the Buyer will have access to the common areas at the Leased Real Property and will share the services of the receptionist.

         8. Conditions Precedent to Seller's Obligations. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction at, or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

                  8.1 Delivery of Purchase Price. The Buyer shall (a) deliver to the Seller, in cash, by wire transfer, $1,000,000, and the Note in the amount of $8,000,000 and (b) deliver to the Escrow Agent, the two notes each in the amount of $3,000,000, all as required by Section 3.2.

                  8.2 Representations and Warranties. The representations and warranties made by the Buyer in this Agreement and in any statement, certificate or other instrument delivered to the Seller pursuant hereto or in connection with the transactions contemplated hereby shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing.

                  8.3 Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing.

                  8.4 Closing Certificate. The Buyer shall have executed and delivered to the Seller at and as of the Closing a certificate, in form and substance satisfactory to the Seller and the Seller's counsel, to the effect that the conditions in each of Sections 8.2 and 8.3 have been satisfied.

                  8.5 Information Technology Services Agreement. The Buyer shall have executed and delivered an information technology services agreement, in form and substance reasonably acceptable to the Buyer and the Seller, pursuant to which the Buyer shall provide agreed-upon information technology services (consisting of computer, network, e-mail, telecommunication, internet and intranet and related support and services) to the Seller.

                  8.6 Opinion of Counsel. Patterson, Belknap, Webb & Tyler LLP, counsel to the Buyer, shall have delivered to Seller a written opinion addressed to the Seller and dated the Closing Date, in form and substance reasonably acceptable to the Seller, with respect to the due authorization and binding effect of the Agreement, the Notes and the Escrow Agreements.

                  8.7 Accounts Receivable Escrow. The Buyer, the Seller and Escrow Agent shall have entered into an Escrow Agreement, in form and substance reasonably satisfactory to the Buyer and the Seller, providing that pending payment in full of the $8,000,000 Note and the $3,000,000 Note due January 31, 2000, all collections of the accounts receivable assigned hereunder in excess of the amount of account payables and accrued expenses assumed hereunder shall be placed into escrow thereunder, to be distributed (a) to the Seller if and to the extent there is a default under such Notes or (b) to the Buyer upon payment in full of such Notes.

         9.       Indemnification.

                  (a) Subject to the limitations contained herein, the Seller agrees to indemnify and hold the Buyer (and its Affiliates and their respective directors, officers and employees) (collectively, the "Buyer Indemnified Parties") harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel but excluding consequential damages) related to or arising, directly or indirectly, out of the following, except to the extent any of the following constitutes an Assumed Obligation:

                           (i) any breach by the Seller of any representation or
warranty, covenant, obligation or undertaking made by it in this Agreement, any Schedule or Exhibit hereto, or any other written statement, certificate or other instrument delivered pursuant hereto;

                           (ii) any liability for the cleanup or removal of, or
for death or injury to person or property (to the extent not covered by insurance) as a result of the release, emission or discharge of, any Hazardous Substance or other chemical by-products by Seller, which liability arises out of any matter that occurred or existed on or before the Closing Date;

                           (iii) any suit, claim, action, proceeding,
arbitration or investigation, pending or threatened, or which may arise, be asserted or be filed in the future, and any and all costs, liabilities, expenses or other obligations created thereby (of any type or kind) that arises from, is or is asserted to be due to or in connection with, or in any way, directly or indirectly, relates to or arises out of the Acquired Assets or the business, assets or operations of the Seller or its officers, directors, employees, investigators, agents, representatives or Affiliates with regard to any and all actions, inactions, events, circumstances or matters arising or alleged to have arisen on or prior to the Closing Date (including, without limitation, events, circumstances or conditions, that occurred or existed prior to that time, even though they may not yet give rise to liability or be the subject of a claim) or whether any such matter constitutes a breach of a representation or warranty hereunder, specifically including, without limitation, any actual or alleged liability for death or injury to any Person or property, whether or not covered by insurance, as a result of, or in any way in connection with, any actual or alleged defect in any product sold, manufactured, combined or otherwise provided, any means or method of administration, any dosage administered, any record-keeping or failure with respect thereto, or any good, product or service provided by the Seller on or prior to the Closing Date;

                           (iv) any claim or liability arising under the bulk
sales or bulk transfer laws of any jurisdiction in connection with transactions contemplated by this Agreement (in view of such indemnification obligation the Buyer hereby waives the Seller's compliance with any such bulk sales or bulk transfer laws as a condition to the Closing hereunder);

                           (v) any claims, liability or obligation with respect
to any employee or independent contractor of the Seller in connection with his or her employment or service or termination of employment or service, including, without limitation, any such claims, liabilities or obligations arising under any ERISA Plan or Non-ERISA Plan, except for such claims, liabilities or obligations arising and attributable to periods of employment with the Buyer, and relating to actions taken by the Buyer, after the Closing Date or otherwise assumed by the Buyer pursuant to Section 2(c), with respect to the employees of the Division listed on Schedule 9 hereto to be retained by, and who accept employment with and are actually employed by, the Buyer (collectively, the "Retained Employees"); or

                           (vi) any claim under Section 4.11 hereof.

Except for claims under Section 4.11 hereof, but notwithstanding any other provisions of this Agreement, including this subsection (a), the Buyer Indemnified Parties shall be entitled to indemnification from the Seller hereunder: (i) only in the event a claim is asserted in writing during the period ending with the second anniversary of the Closing Date; (ii) only in the event that all claims exceed $100,000, in which event the Buyer Indemnified Parties shall be indemnified only for the excess of the claims over $100,000; and (iii) only up to an aggregate amount equal to $5,000,000. Subject to the foregoing provisions and the provisions of the Escrow Agreement, the Buyer may at its option receive payment out of amounts escrowed under the Escrow Agreement attached as Exhibit A.

                  (b) The Buyer agrees to indemnify and hold the Seller (and its directors, officers, employees and Affiliates) (collectively, the "Seller Indemnified Parties") harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel) related to or arising from, directly or indirectly, out of:

                           (i) any breach by the Buyer of any representation or
warranty, covenant, obligation or undertaking made by it in this Agreement, any Schedule or Exhibit hereto, or any other statement, certificate or other instrument delivered pursuant hereto;

                           (ii) any suit, claim, action, proceeding, arbitration
or investigation, pending or threatened, or which may arise, be asserted or be filed in the future, and any and all costs, liabilities, expenses or other obligations created thereby (of any type or kind) that arises from, is or is asserted to be due to or in connection with, or in any way, directly or indirectly, relates to or arises out of the Acquired Assets or the related business, assets or operations of the Buyer or its officers, directors, employees, investigators, agents, representatives or Affiliates with regard to any and all actions, inactions, events, circumstances or matters arising or alleged to have arisen after the Closing Date (but specifically excluding events, circumstances or conditions, that occurred or existed prior to that time, even though they may not yet give rise to liability or be the subject of a claim on or before the Closing Date), specifically including, without limitation, any actual or alleged liability for death or injury to any Person or property, whether or not covered by insurance, as a result of, or in any way in connection with, any actual or alleged defect in any product sold, manufactured, combined or otherwise provided, any means or method of administration, any dosage administered, any record-keeping or failure with respect thereto, or any good, product or service relating to the Division provided by the Buyer after the Closing Date;

                           (iii) any Assumed Obligation (except to the extent
that the liability arises out of or gives rise to a claim for a related breach of representation, warranty or covenant of the Seller with respect thereto); or

                           (iv) any claims, liability or obligation with respect
to any Retained Employee in connection with his or her employment or termination of employment by the Buyer.


                  (c) In the event that any party hereto (an "indemnified party") desires to make a claim against another party hereto (the "indemnifying party", which term shall include all indemnifying parties if there be more than one) in connection with any action, suit, proceeding or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Claim"), the indemnified party shall notify the indemnifying party of such Claim and of its claims of indemnification with respect thereto, provided that failure to give such notice shall not relieve the indemnifying party of its obligations under this Section 9 except to the extent, if at all, that the indemnifying party shall have been prejudiced thereby. Upon receipt of such notice from the indemnified party, the indemnifying party shall be entitled to participate in the defense of such Claim, and if and only if the indemnifying party confirms in writing that it is obligated hereunder to indemnify the indemnified party with respect to such Claim, the indemnifying party may assume the defense of such Claim. Any indemnifying party which has assumed the defense of a Claim may settle such Claim defended by it without the written consent of the indemnified party provided that such settlement is limited to payment of monetary damages which are payable in full by the indemnifying party and the indemnified party is fully discharged at the time of the settlement from any liability with respect to the claim, action or proceeding. The indemnifying party may not enter into any settlement that is not limited to payment of monetary damages without the indemnified party's prior written consent which will not be unreasonably withheld. Each of the Seller and the Buyer covenant to use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 9.

         The indemnified party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by an indemnifying party pursuant hereto, but the claimant shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

                  (d) In the event of any claims under this Section 9, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period.

         10. Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is the covenants contained herein and expenditures and obligations incurred and to be incurred by the Buyer and the Seller in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

                  (a)      By the mutual consent of the Buyer and the Seller;

                  (b) By the Buyer on or after January 31, 2000, if any of the conditions set forth in Section 7 hereof, to which the Buyer's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Buyer; or

                  (c) By Seller on or after January 31, 2000, if any of the conditions set forth in Section 8 hereof, to which the obligations of Seller are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Seller.

         11.      Post-Closing Covenants.

                  11.1 Maintenance of Documentation. Included within the Acquired Assets is all documentation pertaining to current and past clinical studies of the Division. Buyer shall maintain such documentation, together with any other documents or files of the Seller to which Buyer obtains possession hereunder, as required by law and its own policies, will respond to any inquiries with respect thereto, and will make the same available to Seller for any reasonable purpose of Seller. At reasonable times and upon reasonable notice, Seller shall make available for inspection by Buyer, for any reasonable purpose, all other books and records of Seller relating to the Division which Seller retains.

                  11.2 No Solicitation, Non-Interference. (a) From and after the Closing and until the fifth anniversary thereof, without the prior written consent of the Buyer, the Seller shall not, nor shall it authorize or permit any of its Affiliates to, solicit the employment or retention of any Retained Employee, nor shall the Seller employ or retain as an employee or a consultant any Retained Employee who was an employee or consultant to the Buyer within the immediately preceding twelve months. From and after Closing, the Seller shall refrain from taking, and shall cause its Affiliates to refrain from taking, any action which might interfere with the conduct of the business of the Division or the Buyer.

                           (b) From and after the Closing, and until the fifth
anniversary thereof, without the prior written consent of the Seller, the Buyer shall not, nor shall it authorize or permit any of its Affiliates to, solicit the employment or retention of any employees of Seller.

                  11.3 Transfer Taxes. The Seller shall be solely liable for any obligation or liability for Taxes attributable to, arising from or associated with the sale or transfer from the Seller to the Buyer of the\ Acquired Assets.

                  11.4 Covenant Not to Compete. The Seller agrees that commencing on the Closing and continuing until the fifth anniversary thereof, neither it nor any of its Affiliates, shall, directly or indirectly in any manner whatsoever, compete with the Buyer with respect to the business heretofore conducted by the Division by establishing, maintaining, investing in, or otherwise having any investment or managerial interest in, any Contract Research Organization conducting trials management and/or clinical data management operations. Notwithstanding the foregoing, (a) the Seller shall not be prohibited from assisting companies conducting clinical research by providing research technology and research processes or consulting services relating to such technology; or (b) investing in equity securities representing not more than 1% of the equity capital of any company. The parties hereto hereby agree that, if any provision of this Section 11.4 as presently written shall be construed to be illegal, invalid or unenforceable by a court of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by such court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. In addition to such other rights and remedies as the Buyer may have at equity or in law with respect to any breach of this Agreement, if the Seller commits a material breach of any of the provisions of this Section 11.4, the Buyer shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Buyer and that money damages will not provide an adequate remedy to the Buyer.

         12. Certain Definitions. As used herein the following terms not otherwise defined have the following respective meanings:

                  "Acquired Assets":  As defined in Section 1.

                  "Affiliate": With respect to any Person, at the time of application, any other Person (a) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or (b) who is a family member (i.e., a lineal ancestor or descendant, sibling, aunt, uncle, niece, nephew, or spouse) of any Person described in the preceding clause (a).

                  "Agreement":  This Asset Purchase Agreement.

                  "Applicable Laws": All foreign, domestic, federal, state and local laws, rules, regulations, statutes, ordinances, treaties, orders, judgments or decrees of any Governmental Authority.

                  "Assumed Obligations":  As defined in Section 2.

                  "business day(s)": Any day on which banking institutions in the Commonwealth of Pennsylvania are open for the transaction of all aspects of banking business.

                  "Buyer":  As defined in the preamble.

                  "Buyer Affiliates": Collectively, the Buyer and its Subsidiaries and Affiliates.

                  "Claim":  As defined in Section 9.

                  "Closing":  As defined in Section 3.1.

                  "Closing Date":  As defined in Section 3.1.

                  "Code":  The Internal Revenue Code of 1986, as amended.

                  "Current Liabilities":  As defined in Section 2.

                  "Division":  As defined in the preamble.

                  "Environmental Laws":  As defined in Section 5.9.

                  "Equipment":  As defined in Section 1.

                  "ERISA":  As defined in Section 5.12.

                  "ERISA Plan":  As defined in Section 5.12.

                  "Escrow Agreements":  As defined in Section 3.2.

                  "Governmental Authority": Any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or tribunal, in each case whether domestic or foreign, federal, state or local.

                  "Government Contract": All contracts, options, agreements, commitments or sales or purchase orders of the Seller relating to the Division with any foreign government or the United States Government or any department or agency thereof, including, without limitation, any contract, option, agreement, commitment or sales or purchase order of the Seller with any other party in connection with a contract between a third party and any foreign government or the United States Government or any department or agency thereof. Such term also includes all bids, quotations and proposals, that, if accepted, would result in a Government Contract.

                  "indemnified party":  As defined in Section 9.

                  "indemnifying party":  As defined in Section 9.

                  "Intellectual Property Rights":  As defined in Section 5.26.

                  "knowledge": As it relates to the Seller, includes the actual knowledge of any executive officer of the Seller.

                  "Leased Real Property":  As defined in Section 3.5.

                  "Liens": All liens, encumbrances, security interests, claims, charges, options, forfeitures, rights of seizure, rights of tenants or other encumbrances.

                  "Marks":  As defined in Section 1(a).

                  "Materially Adverse Effect." An actual materially adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Division or its businesses or assets taken as a whole.

                  "Non-ERISA Plan":  As defined in Section 5.12.

                  "Notes":  As defined in Section 3.2

                  "Other Contracts":  As defined in Section 1.

                  "PBGC":  As defined in Section 5.12.

                  "Permits":  As defined in Section 1.

                  "Permitted Liens": Collectively, Liens disclosed on Schedule
12.1 hereto.

                  "Person": A corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Personal Property Leases":  As defined in Section 1.

                  "Retained Employees":  As defined in Section 9.

                  "Securities Act":  The Securities Act of 1933, as amended.

                  "Seller":  As defined in the preamble.

                  "Sublease":  As defined in Section 3.5.

                  "Software": Collectively, (a) any and all computer programs consisting of sets of statements or instructions to be used, directly or indirectly, in computer software and firmware, including, without limitation all versions thereof, all screen displays and designs therefor, and all component modules of source code or object code or natural language code therefor, and whether recorded on paper, magnetic media or other electronic or non-electronic device, (b) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (c) all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

                  "State": Any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

                  "Subsidiary": With respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

                  "Tax" or "Taxes": Any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, profits, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security (or similar), unemployment, disability, payroll, withholding, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax, whether disputed or not, in respect of the foregoing.

                  "Tax Return": Any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

         13.      General.

                  13.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer, shall be deemed to have been relied on by the Buyer and shall survive the Closing, and the consummation of the transactions contemplated hereby for a period of two years, except the representations and warranties set forth in
Section 5.5(a) (Title), Section 5.7 (Tax Returns), Section 5.9 (Safety and Environmental) and Section 5.12 (Employee Benefit Plans), which shall survive until the expiration of the applicable statutes of limitation.

                  13.2     [Intentionally Omitted].

                  13.3 Expenses. Each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

                  13.4 Assignment. This Agreement is nonassignable by the Buyer except that the Buyer's rights, duties and obligations under this Agreement may be assigned (a) to any of its respective Subsidiaries or Affiliates or (b) to its or any of such Subsidiary's or Affiliate's acquirer in the event the Buyer is merged, acquired, sells substantially all of the assets of its business or operations or transfers its business or operations to any other entity, provided the Buyer remains responsible hereunder. This Agreement is non-assignable by the Seller except that the Seller's rights, duties and obligations under this Agreement may be assigned to Seller's acquirer in the event the Seller is merged, acquired, sells substantially all of the assets of its business or operations, or transfers its business or operations to any other entity, provided the Seller remains responsible hereunder.

                  13.5 Entire Agreement, Etc. This Agreement, together with the Escrow Agreements and all Exhibits and Schedules hereto and thereto, contain the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

                  13.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of New York. Any legal action or proceeding with respect to this Agreement or any transaction related hereto shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by the execution and delivery of this Agreement, each of the parties hereto hereby consents for itself and in respect of its property to the exclusive jurisdiction of the aforesaid courts and agrees that service of process in any legal action or proceeding with respect to this Agreement or any transaction related hereto may be made on such party by delivery of such process by certified mail, return receipt requested, to such party at its address for notice pursuant to Section 13.7 of this Agreement with the same effect as if such process were personally served on such party within the State of New York. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, but not limited to, any objection to the laying of venue or based on the ground of forum non conveniens, which it or he may now or hereafter have to the bringing of any action or proceeding in such jurisdictions in respect of this Agreement or any transaction related hereto. Nothing contained herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

                  13.7 Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

                  If to the Seller, to:     Premier Research Worldwide, Ltd.
                                            30 South 17th Street
                                            Philadelphia, PA  19103
                                            Attention:  Dr. Joel Morganroth

                  with a copy sent
                  contemporaneously to:     James H. Carll
                                            Archer & Greiner, P.C.
                                            1 Centennial Square
                                            Haddonfield, NJ  08037


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



                  If to the Buyer, to:      SCP Communications, Inc.
                                            134 West 29th Street
                                            New York, NY  10001
                                            Attention:  Nancy McKinstry,
                                                        Chief Executive Officer

                  with a copy sent
                  contemporaneously to:     Patterson, Belknap, Webb & Tyler LLP
                                            1133 Avenue of the Americas
                                            New York, NY  10036
                                            Attention:  John P. Schmitt, Esq.

                  13.8 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                  13.9 Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "Section " or "subsection." The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

                  13.10 Public Statements or Releases. Subject to applicable law and stock exchange rules, the parties hereto each agree that no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto, provided that the Buyer may disclose information regarding the transactions contemplated hereby to prospective underwriters for a possible initial public offering and to other Persons that the Buyer reasonably believes might be acquired (or whose assets might be acquired) by the Buyer. Nothing contained in this Section 13.10 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

                  13.11 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, legal representatives, executors, administrators, successors and permitted assigns. No other Persons not a party hereto, including, without limitation, employees of the Seller shall not be deemed to be parties to or third party beneficiaries of this Agreement.

                  13.12 Location of Schedules. Each Schedule hereto is incorporated in a separate volume which shall be initialed by each of the parties.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                            SCP COMMUNICATIONS, INC.


                            By:      s/ Nancy McKinstry
                                     ---------------------------------
                            Name:    Nancy McKinstry
                            Title:   Chief Executive Officer



                            PREMIER RESEARCH WORLDWIDE, LTD.


                            By:      s/ John Bauer
                                     ---------------------------------
                            Name:    John Bauer
                            Title:   Chief Financial Officer




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